Exhibit 99.1

        SPECTRUM CONTROL UPDATES STATUS OF NEW STATE COLLEGE, PA FACILITY

    FAIRVIEW, Pa., April 20 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced that the Company has received the governmental permits necessary to commence production at its new ceramic manufacturing facility in State College, Pennsylvania.

    Dick Southworth, Spectrum's President and Chief Executive Officer, stated, "The receipt of all required governmental permits is an important milestone in our plan to resume our own ceramic manufacturing capabilities. Since Hurricane Katrina virtually destroyed our former ceramic manufacturing facility in New Orleans last August, we have refurbished all salvageable equipment previously utilized at the New Orleans site and transported the equipment to State College. For equipment damaged beyond repair, replacement equipment has been purchased or placed on order. With the necessary permits now in hand, we expect to install the required equipment and begin pre-production volumes over the next few weeks. This is in line with our plan to begin full ceramic production at the State College facility in August of this year. The resumption of our own ceramic component manufacturing is a significant step in reducing our material costs, improving our operating margins, and eliminating shipment delays for our signal component products."

    Forward-Looking Information

    This release contains statements concerning future ceramic production and related benefits. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include delays in receiving or installing major equipment, unexpected production start-up costs, yield losses, and other factors affecting the Company's businesses. For factors generally affecting Spectrum Control's businesses, please see the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that have been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    About Spectrum Control

    Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/aerospace and telecommunications equipment, with applications in secure communications, smart weapons and munitions, missile defense systems, avionic upgrades, wireless base stations, broadband switching equipment, and global positioning systems. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

    For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

SOURCE  Spectrum Control, Inc.
    -0-                             04/20/2006
    /CONTACT: John P. Freeman, Senior Vice President and Chief Financial Officer of Spectrum Control, Inc., +1-814-474-4310/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.spectrumcontrol.com /